As filed with the U.S. Securities and Exchange Commission on August 21, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Game Your Game, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	81-4611894
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

405 Waverley Street Palo Alto, CA 94301	94301
(Address of Principal Executive Offices)	(Zip Code)

Game Your Game, Inc. 2016 Equity Incentive Plan

Game Your Game, Inc. 2026 Equity Incentive Plan

(Full title of the plan)

Soumya Das

Chief Executive Officer

Game Your Game, Inc.

405 Waverley Street
Palo Alto, CA 94301

(415) 223-4630

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Blake Baron

Nimish Patel

Gabriel Miranda

Mitchell Silberberg & Knupp LLP

437 Madison Avenue

New York, New York 10022

Phone: (212) 509-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Game Your Game, Inc. (the “Registrant”) incorporates by reference into this Registration Statement the following documents:

(1)	The Registrant’s Prospectus filed on July 29, 2026, as supplemented on July 30, 2026, and July 30, 2026, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 originally filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2026, as amended (File No. 333-296763), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed with the Commission on August 21, 2026;

(3)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on July 30, 2026 and July 30, 2026; and

(4)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A (File No. 001-43419) filed with the Commission on July 27, 2026, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (which does not include information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes (“NRS”) provides, in general, that a corporation incorporated under the laws of the State of Nevada, as the Registrant is, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person (a) is not liable pursuant to Section 78.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Nevada corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person (a) is not liable pursuant to Section 78.138 of the NRS, and (b) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation.

The Registrant’s articles of incorporation and bylaws provide that it will indemnify its directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, the Registrant has entered into, and intends to continue to enter into, separate indemnification agreements with the Registrant’s directors and officers. The Registrant’s director and officer indemnification agreements with each of its directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless the Registrant joins or consents to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The Registrant has purchased and currently maintains insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Document
4.1	Articles of Incorporation of Game Your Game, Inc., a Nevada corporation (incorporated by reference to Exhibit 3.3 of the Registrant’s Form S-1 filed with the Securities and Exchange Commission on June 12, 2026).

4.2	Bylaws of Game Your Game, Inc., a Nevada corporation (incorporated by reference to Exhibit 3.4 of the Registrant’s Form S-1 filed with the Securities and Exchange Commission on June 12, 2026).

4.3	Game Your Game, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant’s Form S-1 filed with the Securities and Exchange Commission on June 12, 2026).

4.4	Amendment to Game Your Game, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Form S-1 filed with the Securities and Exchange Commission on June 12, 2026).

4.5	Game Your Game, Inc. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Form S-1 filed with the Securities and Exchange Commission on June 12, 2026).

5.1*	Opinion of Mitchell Silberberg & Knupp LLP.

23.1*	Consent of KNAV CPA LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of CBIZ CPAs P.C., Independent Registered Public Accounting Firm.

23.3*	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on August 21, 2026.

GAME YOUR GAME, INC.

By:	/s/ Soumya Das
Soumya Das
Chief Executive Officer

By	/s/ Dominic Poole
Dominic Poole
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Soumya Das and Dominic Poole, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Soumya Das	Chief Executive Officer and Chairperson of the Board of Directors	August 21, 2026
Soumya Das	(Principal Executive Officer)

/s/ Dominic Poole	Chief Financial Officer	August 21, 2026
Dominic Poole	(Principal Financial and Accounting Officer)

/s/ Adam Benson	Director	August 21, 2026
Adam Benson